Exhibit 10.4

PRIVATE CONTRACT INSTRUMENT FOR THE PURCHASE AND SALE OF LIQUIFIED PETROLEUM GAS – GLP, FOR LOAN, FOR USE AND OTHER AGREEMENTS.

1 – SELLING PROMISEE:                    , headquartered at Av. Brigadeiro Luis Antionio Nº 1,343 in the City and State of Espirito Santo, registered under CNPJ/MF under the number                     IE number                     and affiliate to                    , registered under CNPJ/MF under the number IE number                            , henceforth referred to as ULTRAGAZ.

1 – PURCHASING PROMISEE:

Company Name:
Address
District:	ZIP CODE
City:	STATE
CNPJ:	STATE
REGISTRATION
Contact:

Henceforth referred to as the PURCHASER

The parties identified in items 1 and 2 of the introduction have agreed in all fairness between themselves the present purchase and sale contract and other agreements, according to the following clauses and conditions.

1. ULTRAGAZ promises to sell the PURCHASER and the same promises to purchase, with exclusivity, from ULTRAGAZ all the LIQUFIED PETROLEUM GAS – GLP necessary for the development of their activities as a reseller for ULTRAGAZ.

1.1.	The PURCHASER will carry out its operations as a reseller for ULTRAGAZ in the city (ies) of , selling LPG in cylinders with a capacity of kilos, and can use vehicles with the ULTRAGAZ colors and logo for this purpose.

1.2.	The products sold by ULTRAGAZ should be stocked by the PURCHASER in locations that comply with the pertinent legislation and norms concerning safety.

2. The term of the present contract is valid for            months, and is renewable automatically for successive periods of the same term, as long as neither party raises any objection (s), in writing, with a minimum of 60 days (sixty days) before the termination of the contract.

3. The price of LPG supplied will be the price practices by ULTRAGAZ on the purchase date.

3.1.	The PURCHASER is obliged to pay the bills issued by ULTRAGAZ and sales representatives on the determined dates, and any delay will incur a fine for default of 2% (two percent) on the first day after payment was due, which will increase to 3% (three percent) per day for subsequent periods, calculated on the outstanding amounts due.

3.2.	If it is necessary to charge extrajudicial or judicial costs on the values owed by the PURCHASER, lawyers fees will be charged at a rate of 20% (twenty percent) on the total value of the outstanding amount, on the principal and fines due.

4. Due to the stipulations made in Clause 1 of this instrument, ULTRAGAZ will loan the PURCHASER the title of Borrower (loan for use) for the goods and accessories described below, which will be acknowledged via a receipt for goods loaned.

SPECIFICATION QUANTITY

4.1.	The PURCHASER agrees to the commitment to use the loaned goods for the designated purposes

4.2.	The equipment described in the “item” of this clause cannot be used, lent, sold or rented to third parties by the PURCHASER, which cannot use them for any other purposes than defined in this present contract, and will return them at the end of the contract term in the conditions they were received, barring any normal wear and tear from normal use.

5. ULTRAGAZ is authorized to make periodic inspections of the PURCHASER’s installations whenever it judges necessary, and the latter is obliged to facilitate access for ULTRAGAZ for this purpose.

6. Both parties establish that, during the term of this present contract, whenever damage, loss or seizure of the aforementioned loaned items is detected during these inspections, they will be replaced in their original state, and the PURCHASER is obliged to acquire the same for ULTRAGAZ at the market value at the time.

7. The PURCHASER cannot sell liquefied petroleum gas – LPG – to any other conglomerate company during the term of this present contract.

7.1.	If it is proven that the stipulations of clause 7 have been broken, the PURCHASER is obliged to pay, as a fine, the corresponding value to R$ , both for this contract and as executive title deed, specified in Article 585, II of the Civil Process Code.

7.2.	The value determined in item 7.1 will be readjusted every 12 (twelve) months by the IGP-M or other official index that substitutes it, and can be readjusted over a shorter period of time if legislation permits, fixing the monthly payment as the minimum period.

8. In this instrument, the PURCHASER, if it does not commit to participating, either directly or indirectly, in another company that sells similar products and/or competitors to those sold by ULTRAGAZ.

9. The PURCHASER is also obliged, according to the terms of this present contract, to :

a)	make all wage/salary payments and other labor, fiscal and pension contingencies for its employees working in the area of ULTRAGAZ product resales.

b)	present, when requested, the documents proving compliance with these labor, fiscal and pension obligations, as well as its up to date regulatory situation with other public entities.

c)	answer all and any claims arising from judicial actions and complaints made by its employees.

d)	accept that the company is not permitted to carry out any type of advertising campaign or special offers by any means of communication without the express authority and agreement of ULTRAGAZ,

10. After the expiry of this present contract, for the purpose of indemnity for the goods not returned in accordance with the terms of this contract, ULTRAGAZ and the PURCHASER agree that the equivalent values will be reimbursed for new replacement items at the market value at the time.

11. The present contract will be rescinded, with full legal rights, independent of judicial or extrajudicial notification in the case of failure to comply with any of the aforementioned contractual clauses, or in the cases of bankruptcy, filing for protection against creditors, or insolvency of either party.

11.1.	If one of the parties suffers from any of the events detailed in the above-mentioned clause, the party causing the infraction will be subject to payment of a fine to be paid to the innocent party of R$ , which will be readjusted by the accumulated IGP-M, within the minimum period permitted by law.

12. At the end of this present contract or in the event of its anticipated canceling, the loaned goods will be returned to ULTRAGAZ within a maximum of 10 (ten) days from the date on which one of the above-mentioned events occurred, or action will be taken against the PURCHASER for illegal possession, permitting an initio litis injunction measure independent of prior judicial or extrajudicial notification to prove the PURCHASER has defaulted.

12.1.	In the event of the above-mentioned events, the PURCHASER is also obliged to:

a)	remove from its establishment, vehicles and employee uniforms within a period of 10 (ten) days any ULTRAGAZ standards (logo) or colors.

b)	not operate with LPG for a period of 180 (one hundred and eighty) days from the date of the above-mentioned events with any ULTRAGAZ competitor.

13. The present contract cancels and substitutes all other contracts, business, verbal or written adjustments prior to the date this instrument was signed by both parties.

14. The present contract obliges both parties themselves and their successors to any title (deed) in all of its terms.

15. The present contract cannot be transferred to any third party without the express and prior consent of both parties.

16.

17. The parties elect the Circuit Court forum of                     to settle any doubts or controversies arising from this contract or its execution, not permitting the ruling from any other forum, however privileged it may be.

And, being judged fair and justly contracted, both parties sign two copies of this instrument of the same form and content in the presence of two witnesses.

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COMPANHIA ULTRAGAZ

CLIENT

WITNESSES: